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                                                                     EXHIBIT 2.2

                  MERGER AGREEMENT AND PLAN OF REORGANIZATION


          THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into on February 18, 1997, by and among NEWPARK RESOURCES, INC., a Delaware corporation ("Newpark"), SBM ACQUISITION CORPORATION, a Delaware corporation ("Newco"), which is a wholly-owned subsidiary of Newpark, SAMPEY BILBO MESCHI DRILLING FLUIDS MANAGEMENT, INC., a Texas corporation (the "Company"), and each of the stockholders of the Company whose signature appears on the signature page of this Agreement (each a "Stockholder Party," and collectively the "Stockholder Parties"), with reference to the following facts:

          A. The Stockholder Parties own beneficially and of record approximately 64.14% of the outstanding capital stock of the Company. The term "Company Shares," as used herein, means 100% of the outstanding capital stock of the Company.

          B. The Company is a regional Gulf Coast drilling mud company specializing in engineering, technical and drilling fluids services to the oil industry.

          C. The parties intend that this Agreement shall constitute a plan of reorganization (the "Plan") of the type described in Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan comprises the merger (the "Merger") of Newco into the Company in accordance with the applicable provisions of the Texas Business Corporation Act (the "TBCA") and the Delaware General Corporation Law (the "DGCL"), with Newco disappearing and the Company surviving, and the conversion of the Company Shares into 582,000 newly issued shares of Common Stock of Newpark (the "Newpark Shares").

          D. Newpark, Newco, the Company and the Stockholder Parties believe that it is in their best interests to adopt and consummate the Plan.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

     1.   Plan of Reorganization.

          1.1 Adoption of Plan. Newpark, Newco, the Company and the Stockholder Parties hereby adopt the plan of reorganization herein set forth.

          1.2 Merger of Newco into the Company. Subject to the provisions of this Agreement, the TBCA and the DGCL, at the "Effective Time" (as defined in
Section 1.5) Newco will be merged with and into the Company, and the separate corporate existence of Newco shall cease. The Company, which will retain its name, will be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Texas. The Merger will have the effects set forth in Section 5.06 of the TBCA and Section 259 of the DGCL.
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          1.3  Conversion of Shares.

          1.3.1 At the Effective Time, the Company Shares will be converted into 582,000 Newpark Shares, subject to adjustment in order to eliminate fractional shares. Cash equal to the "Closing Value" (as defined in Section 18) of such eliminated fractional shares will be paid in lieu thereof. Each stockholder of the Company (each a "Stockholder" and collectively the "Stockholders") will receive the number of Newpark Shares, subject to the elimination of fractional shares, determined by dividing 582,000 by the total number of Company Shares outstanding and multiplying the resulting quotient by the number of Company Shares held by such stockholder. Certificates representing the Newpark Shares and checks for fractional shares will be delivered to the Stockholders upon surrender to Newpark of valid stock certificates representing their Company Shares. Certificates representing the Newpark Shares initially will bear the following legend: "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SAID ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE IN THE OPINION OF COUNSEL FOR THE ISSUER."

          1.3.2 At the Effective Time, each share of Common Stock of Newco that is issued and outstanding will be converted into one newly issued share of Common Stock of the Company. From and after the Effective Time, Newpark, as the sole stockholder of the Company, shall be entitled to receive, upon surrender to the Company of the certificate or certificates representing such shares, one or more certificates representing the Common Stock of the Company into which such shares have been converted.

          1.4 Capital Changes. If Newpark shall combine, subdivide or reclassify its Common Stock, or shall declare any dividend payable in shares of its Common Stock, or shall take any other action of a similar nature affecting such shares, as of a record date between the date hereof and the Effective Time, the number of Newpark Shares to be issued at the Effective Time shall be adjusted to such extent as may be necessary to prevent dilution or enlargement of the rights of the Stockholders. Such adjustments shall be made by the regular independent certified public accountants for Newpark and a written report thereof, showing the adjustment and the underlying calculations, shall be sent to each party hereto.

          1.5 Effective Time. If all of the conditions precedent to the parties' obligations to consummate the Merger under this Agreement are satisfied or waived and this Agreement has not been terminated in accordance with the provisions hereof, the parties shall cause Articles of Merger (the "Articles of Merger") in form and substance as set forth in Exhibit 1.5 attached hereto to be duly executed and filed with the Secretary of State of Texas on the Closing Date and, concurrently therewith, a Certificate of Merger (the "Delaware Certificate of Merger") in form and substance as set forth in Exhibit 1.5(a) attached hereto to be duly executed and filed with the Secretary of State of Delaware. The Merger shall become effective as of the time the Articles of Merger are accepted for filing and officially filed in the State of Texas, as evidenced by a Certificate of Merger issued by the Texas Secretary of State, and the Delaware Certificate of Merger is accepted for filing and officially filed in the State of Delaware. The date and time when the Merger becomes effective is referred to herein as the "Effective Time." This Agreement, the Articles of Merger and the Delaware Certificate of Merger are sometimes collectively referred to herein as the "Merger Agreements."

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          1.6  Pooling of Interests.  From the date hereof through and including the Effective Time, neither Newpark nor the Company nor any of their respective subsidiaries or other "Affiliates" (as defined in Section 18) shall (a) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of Newpark's acquisition of the Company as a "pooling of interests" for accounting purposes; (b) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code (and any comparable provision of applicable foreign, state or local law); or (c) enter into any contract, agreement, commitment or arrangement with any such effect. Newpark covenants and agrees that after the Effective Time it will use its best efforts and will cause its Affiliates (including after the Effective Time, the Company) to use their best efforts to cause the Merger to qualify as a "pooling of interests" for accounting purposes and as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code (and any comparable provision of applicable foreign, state or local law) and to report the Merger on all regulatory filings, Tax Returns and other relevant documents in a manner consistent with the treatment of the Merger as a "pooling of interests" for accounting purposes and as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code (and any comparable provision of applicable foreign, state or local law).

     2.   Ancillary Agreements.

          2.1 Noncompetition Agreements. On the Closing Date, as a necessary incident of the Merger, Newpark will execute and deliver noncompetition agreements substantially as set forth in Exhibit 2.1(a) attached to this Agreement with the Stockholder Parties and each other Stockholder identified on
Exhibit 2.1 attached to this Agreement, all of which together are referred to herein as the "Noncompetition Agreements."

          2.2  [Intentionally Omitted]

          2.3 Registration Rights Agreement. On the Closing Date, Newpark will execute and deliver an agreement substantially as set forth in Exhibit 2.3 attached to this Agreement (the "Registration Rights Agreement") with each of the Stockholders.

     3.   Representations and Warranties of the Company and the Stockholder
Parties.

          A. Except as otherwise specifically set forth in a letter ("the Disclosure Letter") delivered by the Company and the Stockholder Parties to Newpark and Newco prior to the execution hereof, the Company and each Stockholder Party warrant and represent the following (jointly and severally as between the Company and each Stockholder Party and severally only as among the Stockholder Parties), the truth and accuracy of each of which shall constitute a condition precedent to Newpark's and Newco's obligations to consummate the Merger and issue the Newpark Shares:

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          3.1  Organization and Good Standing of the Company.

          3.1.1 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has full corporate power and authority to carry on its business as now conducted by it and is entitled to own or lease and operate its properties and assets now owned or leased and operated by it. The Company is duly qualified and in good standing as a foreign corporation in each jurisdiction where the character or location of the assets owned by the Company or the nature of the business transacted by the Company require such qualification, except where failure to be so qualified would not have a "Material Adverse Effect" (as defined in Section
18). The Disclosure Letter includes a list of the jurisdictions in which the Company is qualified to do business.

          3.1.2 The Company has furnished to Newpark complete and correct copies of the Company's Articles of Incorporation and Bylaws as in effect on the date hereof.

          3.1.3 The Company has heretofore made available to Newpark for its examination copies of the minute books, stock certificate books and corporate seal of the Company. Said minute books are accurate in all material respects and reflect all resolutions adopted and all material actions expressly authorized or ratified by the stockholders and directors of the Company or any committees thereof. The stock certificate books reflect all issuances, transfers and cancellations of capital stock of the Company.

          3.2  Capitalization.

          3.2.1 The authorized capital stock of the Company consists of 1,000,000 shares of Class A voting common stock, of which 1,000 shares (i.e., the Company Shares) are issued and outstanding as of the date hereof. All such issued and outstanding shares are validly issued, fully paid and nonassessable. The Disclosure Letter includes the names, addresses and social security numbers of, and the number of the Company Shares owned of record and beneficially by, each of the Stockholders.

          3.2.2 The Disclosure Letter lists all options, warrants, subscriptions or other rights outstanding for the purchase of, and all securities convertible into, capital stock of the Company. No shares of the Company are held as treasury stock.

          3.3  Equity Interests.

               The Company does not have a material equity interest in any other "Person" (as defined in Section 18).

          3.4 Authority. The execution and delivery of the Merger Agreements by the Company and the consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors of the Company, this Agreement has been duly executed and delivered by the Company and, when this Agreement and the Merger have been approved by the Stockholders, no further corporate action will be necessary on the part of the Company to make this Agreement valid and binding upon the Company in accordance with its terms,

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subject to the "Bankruptcy Exception," as defined in Section 18.  The Board of
Directors of the Company has authorized its management to solicit the Stockholders to authorize and approve this Agreement and the Merger at the earliest practicable time. The execution, delivery and performance of the Merger Agreements by the Company and the Stockholder Parties are not contrary to the Articles of Incorporation or Bylaws of the Company and will not result in a violation or breach of any term or provision or constitute a default or give any party a right to accelerate the due date of any indebtedness under any indenture, mortgage, deed of trust or other material contract or agreement to which the Company, the Stockholder Parties or any of them are a party or by which any of them are bound.

          3.5 Financial Statements. The audited balance sheet of the Company as of October 31, 1994, the unaudited balance sheets of the Company as of October 31, 1995, and October 31, 1996, and the unaudited statements of income, stockholders' equity and cash flows for the fiscal years ended on October 31, 1994, October 31, 1995, and October 31, 1996, copies of which have heretofore been delivered to Newpark (collectively the "Company Financial Statements"), were prepared in accordance with the books and records of the Company and in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as set forth therein and exclusive of footnote disclosures) and present fairly the financial position, results of operations and cash flows of the Company as of the end of and for each of such periods.

          3.6 Properties. The Company has and on the Closing Date will have, good title to the assets and properties shown in the Company Financial Statements or acquired since the date of the latest balance sheet included therein, except as since sold or otherwise disposed of in the ordinary course of business. At the Closing, such title will be free and clear of all liens, charges, security interests, encumbrances, leases, covenants, conditions and restrictions other than "Permitted Liens," as defined in Section 18. The plants, structures, leasehold improvements, machinery, equipment, furniture and other tangible assets owned or leased by the Company are in good operating condition and repair, subject only to ordinary wear and tear, taking into account the respective ages of the assets involved, and constitute all the fixed tangible assets necessary for the operation of the business of the Company in accordance with its current methods of operation in all material respects.

          3.7  Contracts.

          3.7.1 The Disclosure Letter includes a listing of all oral or written (a) contracts, commitments, sales orders or purchase orders, whether or not entered into in the ordinary course of business, which involve future payments, performance of services or delivery of goods and/or materials, to or by the Company of an amount or value in excess of $250,000; (b) bonus, incentive compensation, pension, profit sharing, stock option, group insurance, medical reimbursement or employee welfare or benefit plans of any nature whatsoever; (c) collective bargaining agreements or other contracts or commitments to or with labor unions; (d) leases, con tracts or commitments affecting ownership of, title to, use of or any material interest in real estate; (e) employment contracts and other contracts, agreements, or commitments to or with individual employees, consultants or agents extending for a period of more than six months from the date hereof or providing for earlier termination only upon payment of a penalty or the equivalent

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thereof; (f) equipment leases providing (in any one lease or group of related leases) for payments in excess of $100,000 per year; (g) contracts under which the performance of any obligation of the Company is guaranteed by a Stockholder or other third party, including performance bonding arrangements; (h) contracts or commitments providing for payments based in any manner upon the revenues, purchases or profits of the Company; (i) bank credit, factoring and loan agreements, indentures, promissory notes and other documents representing indebtedness in excess of $100,000 for borrowed money; (j) patent licensing agreements and all other agreements with respect to patents, patent applications, trademarks, service marks, trade names, technical assistance, special processes, know-how, copyright or other like items; and (k) other contracts and agreements to which the Company is a party and which have not been fully performed, involving consideration having a value in excess of $100,000 and a remaining period for performance in excess of nine months (all such items being collectively referred to herein as "Material Contracts"). The Company has furnished to Newpark true and complete copies of all such Material Contracts.

          3.7.2 All Material Contracts are valid and binding obligations of the Company and, to the best of the "knowledge of the Company" and the Stockholder Parties, as defined in Section 18, the other parties thereto in accordance with their respective terms, subject to the Bankruptcy Exception; there have been no amendments to or modifications to any Material Contract (except as set forth in the copies furnished to Newpark); no event has occurred which is, or, following any grace period or required notice, would become a material default by the Company under the terms of any Material Contract; except to the extent specifically reserved against on the latest balance sheet included in the Company Financial Statements, the Company is not a party to any Material Contract on which it anticipates expenses materially in excess of revenues or which is otherwise onerous or materially adverse; and the Company has not expressly waived any material rights under any Material Contract.

          3.8 Outstanding Indebtedness. The Disclosure Letter includes a true and com plete schedule of all notes payable and other indebtedness in excess of $250,000 for borrowed money owed by the Company, including a description of the material terms thereof and a description of all properties or assets pledged, mortgaged or otherwise hypothecated (voluntarily or involuntarily) as security therefor.

          3.9 Absence of Undisclosed Liabilities. Except for liabilities and obligations reflected on the latest balance sheet included in the Company Financial Statements or arising in the ordinary course of business since the date of such balance sheet, none of which latter items, individually or in the aggregate, have a Materially Adverse Effect: (a) the Company does not have, and none of its properties are subject to, any debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, which are of a type which are required to be shown or reflected on financial statements prepared in a manner consistent with generally accepted accounting principles; and (b) to the best of the knowledge of the Company and the Stockholder Parties, the Company does not have, and none of its properties are subject to, any material debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether or not of a type which are required to be shown or reflected on financial state ments prepared in a manner consistent with generally accepted accounting principles. The Company is not in default with respect to any material term or condition of any indebtedness.

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          3.10  No Litigation.  There are no actions, suits or proceedings
(whether or not purportedly on behalf of the Company) pending or, to the knowledge of the Company and the Stockholder Parties, threatened against or affecting the Company, at law or in equity or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. To the best of the knowledge of the Company and the Stockholder Parties, the Company is not in default with respect to any judgment, order, writ, injunction, decree, award of any court, arbitrator, governmental department, commission, bureau, board, agency or instrumentality.

          3.11 Environmental Matters.

          3.11.1 Neither the Company nor, to the best of the knowledge of the Company and the Stockholder Parties, any previous owner, lessee, tenant, occupant or user of any real property owned or leased on or prior to the date hereof by the Company (such real property and any and all buildings and other improvements thereon being herein referred to as the "Property") used, generated, manufactured, treated, handled, refined, processed, released, discharged, stored or disposed of any "Hazardous Materials" (as defined in Section 18) on, under, in or about the Property, or transported any Hazardous Materials to or from the Property in violation of any "Hazardous Materials Laws" (as defined in Section 18) in a manner or to an extent that resulted or is reasonably likely to result in a Material Adverse Effect. To the best of the knowledge of the Company and the Stockholder Parties, no underground tanks or Hazardous Materials the existence of which would have a Material Adverse Effect existed on, under, in or about any Property previously owned or leased by the Company on or prior to the date that fee or leasehold title to such Property was transferred to a third party by the Company. To the best of the knowledge of the Company and the Stockholder Parties, no underground tanks or Hazardous Materials the existence of which would have a Material Adverse Effect exist on, under, in or about any Property that is currently owned or leased by the Company.

          3.11.2 While any Property was owned or leased by the Company, it did not violate to an extent that would have a Material Adverse Effect any applicable federal, state and local laws, ordinances or regulations, now or previously in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under, in or about such Property (including without limitation the Hazardous Materials Laws).

          3.11.3 As of the date hereof, to the best of the knowledge of the Company and the Stockholder Parties, there are no (1) enforcement, clean-up, removal, mitigation or other governmental or regulatory actions instituted, contemplated or threatened pursuant to any Hazardous Materials Laws against the Company or regarding any Property presently owned or leased by the Company, (2) claims made or threatened by any Person or governmental body relating to the Property against the Company or any Property presently owned or leased by the Company or relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials or (3) any occurrence or condition known to the Company on any Property that is currently owned or leased by the Company that can reasonably be expected to subject the Company or such Property to any material restrictions on occupancy, transferability or use of any Property under any Hazardous Materials Laws. The Disclosure Letter includes a list of all complaints, notices of violation and

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claims relating to Hazardous Materials Laws which, to the knowledge of the
Company and the Stockholder Parties, have been received by or asserted against the Company the existence of which would have a Material Adverse Effect.

          3.12 Taxes.

          3.12.1  Except as set forth in the Disclosure Letter (1) The
Company has filed all income, franchise and other "Tax Returns" (as defined in Section 18) required to be filed by it by the date hereof (taking into account all extensions), and such Tax Returns are correct and complete in all material respects, and (2) all "Taxes" (as defined in Section 18) imposed by the United States, the State of Texas and by any other state, municipality, subdivision, or other taxing authority (including but not limited to sales and use Taxes, Taxes required to be withheld from the wages of the Company's employees and paid to the appropriate governmental authority and contributions due from the Company pursuant to applicable unemployment insurance or compensation laws), which are due and payable by the Company (a) as of October 31, 1996, have been paid in full or are adequately provided for by reserves, accruals and provisions reflected on the latest balance sheet included in the Company Financial Statements, and (b) as of the Effective Time will have been paid in full or adequately provided for by such reserves, accruals and provisions, as adjusted for operations and transactions through the Effective Time in accordance with the past practice and custom of the Company.

          3.12.2 The Company has furnished to Newpark correct and complete copies of the federal income Tax Returns and comparable state Tax Returns of the Company covering the last three (3) taxable years of the Company.

          3.13 Permits and Licenses. The Company has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof, and the Company is in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders relating to their businesses, except where failure to have any such license, franchise, permit or authorization or failure to comply with any such laws, rules, regulations and orders would not have a Material Adverse Effect. The execution and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of or constitute a default under any law, rule or regulation, order, writ, injunction or decree of any court or other governmental agency or instrumentality applicable to the Stockholder Parties or the Company, where such violation or default would have a Material Adverse Effect.

          3.14 No Labor Problems. The Company has not been charged with any unresolved unfair labor practices. There are no material controversies pending or, to the best knowledge of the Company and the Stockholder Parties, threatened between the Company and any of its employees. The Company has complied in all material respects with all laws relating to wages, hours, collective bargaining and similar employment matters the noncompliance with which would have a Material Adverse Effect, and the Company is not liable for any arrears or wages or any material penalties for failure to comply with any of the foregoing.

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          3.15  Employee Benefit Plans.

          3.15.1 List of Plans. The Disclosure Letter includes a complete and accurate list of all employee benefit plans ("Plans"), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and benefit arrangements that are not Plans ("Benefit Arrangements"), including, but not limited to any (1) employment or consulting agreements, (2) incentive bonus or deferred bonus arrangements, (3) arrangements providing termination allowance, severance or similar benefits, (4) equity compensation plans, (5) deferred compensation plans, (6) cafeteria plans, (7) employee assistance programs, (8) bonus programs, (9) scholarship programs, (10) vacation policies, and (11) stock option plans that are currently in effect or were maintained within three years of the Effective Time, or have been approved before the Effective Time but are not yet effective, for the benefit of directors, officers, employees or former employees (or their beneficiaries) of the Company (Plans and Benefit Arrangements being collectively referred to as "Designated Plans" herein).

          3.15.2 No Title IV Plans or VEBAs. Neither the Company nor any Person that was at any time during the six years before the Effective Time treated as a single employer together with the Company under Section 414 of the Code has ever maintained, had any obligation to contribute to or incurred any liability with respect to a pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code. Neither the Company nor any Person that was at any time during the six years before the Effective Time treated as a single employer together with the Company under Section 414 of the Code has ever maintained, had an obligation to contribute to, or incurred any liability with respect to a multiemployer pension plan as defined in Section 3(37) of ERISA. During six years before the Effective Time, the Company has not maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees' beneficiary association that is or was intended to satisfy the requirements of Section 501(c)(9) of the Code.

          3.15.3 Designated Plans Documents. With respect to each Designated Plan, the Company has made available to Newpark, as applicable, true and complete copies of (1) all written documents comprising such Plan or each Benefit Arrangement (including amendments and individual agreements relating thereto), or, where there are no such documents, a full description of such Plan or Benefit Arrangement; (2) the trust, group annuity contract or other document that provides for the funding of the Designated Plan or the payment of Designated Plan benefits; (3) the three most recent annual Form 5500, 990 and 1041 reports (including all schedules thereto) filed with respect to the Designated Plan; (4) the most recent actuarial report, valuation statement or other financial statement; (5) the most recent Internal Revenue Service ("IRS") determination letter; (6) the summary plan description currently in effect and all material modifications thereto; and (7) all other correspondence from the IRS or Department of Labor that relates to one or more of the Designated Plans with respect to any matter, audit or inquiry.

          3.15.4 Compliance with Law. To the knowledge of the Company and the Stockholder Parties, each Designated Plan has been operated in a manner which is in material compliance with its terms and with all applicable laws, including all applicable reporting and disclosure requirements.

          3.15.5 Contributions. Full payment has been made of all amounts which the Company is required, under applicable law or under any Designated Plan or any agreement related to any Designated Plan to which the Company is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of each Designated Plan ended prior to the date hereof. Benefits under all Designated Plans are as represented in the governing instruments provided pursuant to Section 3.15.3 above, and have not been increased subsequent to the date as of which documents have been provided. The Company Financial Statements properly reflect all amounts required to be accrued as liabilities under each Designated Plan.

          3.15.6 Tax Qualification. Each Designated Plan that is intended to be qualified under Sections 401(a) and 501(a) of the Code has been determined to be so qualified by the IRS, has been submitted to the IRS for a determination with respect to such qualified status or the remedial amendment period established under Section 402(b) of the Code with respect to the Designated Plan will not have expired prior to the Effective Time. To the knowledge of the Company and the Stockholder Parties, each Designated Plan that is intended to be qualified under Section 401(a) of the Code has been operated in compliance with Section 401(a) of the Code.

          3.15.7 Claims Liability. There is no action, claim or demand of any kind, other than routine claims for benefits, that has been brought or, to the knowledge of the Company and the Stockholder Parties, threatened against, or relating to, any Designated Plan, and the Company and the Stockholder Parties have no knowledge of any pending investigation or administrative review by any governmental entity relating to any Designated Plan.

          3.15.8 Retiree Welfare Coverage. No Designated Plan provides any health, life or other welfare coverage to employees of the Company beyond termination of their employment with the Company by reason of retirement or otherwise, other than such coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

          3.15.9 No Excess Parachute Payments. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of transactions contemplated by this Agreement by any employee, officer or director of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Designated Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          3.16 Insurance. The Company has furnished to Newpark a complete list of all insurance policies that the Company maintains, indicating risks insured against, carrier, policy number, amount of coverage, premiums and expiration date.

          3.17 Tax-Free Reorganization. To the best of the knowledge of the Company and the Stockholder Parties, there is no plan or intention by any Stockholder who individually owns five percent (5%) or more of the Company Shares and, to the best of the knowledge of the

Company and the Stockholder Parties, there is no plan or intention by the remaining Stockholders to sell, exchange or otherwise dispose of a number of the Newpark Shares received in the Merger that would reduce the Stockholders' ownership of Newpark Shares to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding Company Shares as of the same date.

          3.18 Interest in Competitors, Suppliers, etc. Except as set forth in the Disclosure Letter, neither the Stockholder Parties nor any officer or director of the Company nor, to the best knowledge of the Company and the Stockholder Parties, any Family Member of any such Person owns, directly or indirectly, individually or collectively, any interest in any corporation, partnership, proprietorship, firm or association which (a) is a competitor, customer or supplier of the Company, or (b) has an existing contractual relationship with the Company, including but not limited to lessors of real or personal property leased to the Company and entities against whom rights or options are exercisable by the Company.

          3.19 Indebtedness with Insiders. Except as set forth in the Disclosure Letter, and except for accrued salaries for one payroll period, vacation pay and business expense reimbursements, the Company is not, and, on the Closing Date, will not be, indebted to any of the Stockholders, directors or officers of the Company or any Affiliate of any such Person. None of such Persons is or will be on the Closing Date indebted to the Company.

          3.20 Consents. Except for compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no authorizations, approvals or consents of any governmental department, commission, bureau, agency or other public body or authority are required for consummation of the transactions contemplated by this Agreement.

          3.21 Patents, Trademarks and Other Intangibles. The Disclosure Letter includes a list of all material patents, patent applications, trade names, trademark registrations and applications therefor, copyrights, licenses, franchises and other assets of like kind ("Intangible Assets") and all interests in Intangible Assets which are owned in whole or in part by or registered in the name of the Company. To the best knowledge of the Company and the Stockholder Parties, the Company owns or has the right to use all Intangible Assets now used in the conduct of its business. The Company is not obligated to pay any royalty or other fee to any licensor or other third party with respect to any Intangible Assets. The Company has no knowledge of any claim received by it alleging any conflict between any aspect of the business of the Company and any Intangible Assets claimed to be owned by others which, if determined adversely to the Company, would have a Material Adverse Effect. Neither the Stockholder Parties nor any other officer or director of the Company, and no Person that is an Affiliate of any such Person, has any interest in any Intangibles Assets which are presently used by the Company or which infringe upon, conflict with or relate to improvements or modifications of any Intangible Assets presently used by the Company.

          3.22 Purchases and Sales. Since October 31, 1996, the Company has not placed any orders for materials, merchandise or supplies in exceptional or unusual quantities based upon past operating practices and has not entered into contracts with customers under conditions relating to price, terms of payment, time of performance or like matters materially different from the conditions regularly and usually specified in contracts for similar engagements from customers similarly situated.

          3.23 Brokerage and Finder's Fees. Neither the Company nor the Stockholder Parties (or any Affiliate of the Stockholder Parties) has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions for which the Company could be liable with respect to the transactions contemplated by this Agreement.

          3.24 Absence of Certain Changes. Since October 31, 1996, except for matters of a general economic nature which do not affect the Company uniquely, the Company has not:

          3.24.1    suffered any Material Adverse Effect;

          3.24.2 borrowed or agreed to borrow any funds in excess of $25,000 in a single transaction or $100,000 in the aggregate, except borrowings under its bank lines of credit in the ordinary course of business, or incurred or become subject to any obligation or liability (absolute or contingent) in excess of $25,000 in a single transaction or $100,000 in the aggregate, except obligations and liabilities incurred in the ordinary course of business;

          3.24.3 mortgaged, pledged, hypothecated or otherwise encumbered any of its properties or assets except for Permitted Liens;

          3.24.4 made or agreed to make any distribution of any funds or assets of any kind whatsoever to any past or present stockholder of the Company or any Affiliate of any such Person, whether by way of dividend, redemption or purchase of capital stock, or any other type of distribution on or with respect to its capital stock, whether or not similar to the foregoing;

          3.24.5 made any payment of principal or interest on any indebtedness owed to any past or present stockholder of the Company or any Affiliate of any such Person;

          3.24.6 sold or agreed to sell any of its assets, properties or rights having an aggregate value in excess or $100,000 or canceled or agreed to cancel any debts or claims exceeding $100,000 in the aggregate, except for fair value in the ordinary course of business;

          3.24.7 entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase a material part of its assets, properties or rights;

          3.24.8 increased the rate of compensation of or paid or accrued bonuses to or for any of their officers, employees, consultants or agents, except for normal merit or cost of living increases;

          3.24.9 suffered any damage, destruction or loss in excess of an aggregate of $100,000, whether or not covered by insurance, adversely affecting any of their properties;

          3.24.10 assigned or agreed to assign any of its Intangible Assets having a value in excess of $100,000;

          3.24.11 suffered any adverse amendment or termination of any Material Contract (or any contract that would have been a Material Contract if not amended or terminated) to which it is a party;

          3.24.12 paid any commissions or similar fees to brokers or finders for arranging the transactions contemplated by this Agreement or any similar proposed transaction with any other party; or

          3.24.13 entered into any other material transaction other than in the ordinary course of business.

          3.25 No Material Misstatements or Omissions. No representation or warranty by the Company and the Stockholder Parties in this Agreement, and no document, certificate, exhibit or schedule furnished or to be furnished to Newpark pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements or facts therein, in the light of the circumstances under which they were made, not misleading.

          3.26 Accuracy of Information for Memorandum. The information relating to the Company furnished and to be furnished by the Company in writing for inclusion in the "Memorandum" (as defined in Section 4.8) or in any amendment or supplement to the Memorandum or in any application or other document ("Blue Sky application") filed in any state or other jurisdiction in order to register or qualify the offer and sale of Newpark Shares contemplated hereby under the securities laws of such state or other jurisdiction shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein in the light of the circumstances under which they were made not misleading at the time the Memorandum is furnished to the Stockholders, at the time any such Blue Sky application becomes effective or at the effective time of any post-effective amendment or supplement thereto. All representations and warranties contained in this Agreement with respect to the Company Financial Statements shall apply to all financial statements furnished by the Company for use in the Memorandum.

          B. Except as otherwise set forth in the Disclosure Letter, each Stockholder Party represents and warrants with respect to himself, severally but not jointly, the following (the truth and accuracy of each of which shall constitute a condition precedent to Newpark's and Newco's obligations to consummate the Merger and issue the Newpark Shares):

          3.27 Enforceability. This Agreement has been duly and validly executed by such Stockholder Party, and this Agreement constitutes a legal, valid, and binding obligation of such

Stockholder Party, enforceable against him in accordance with its terms, subject to the Bankruptcy Exception. Such Stockholder Party has the requisite power to enter into this Agreement and perform his obligations hereunder (including without limitation to sell and deliver his Company Shares), and no other Person's joinder as a party hereto is necessary therefor pursuant to any community property laws or otherwise, and there is no restriction on the power of the Stockholder Party to sell and deliver his Company Shares pursuant to any trust, estate planning or other similar document or any prenuptial or post-nuptial agreement or arrangement.

          3.28 No Litigation. There are no actions pending or, to the knowledge of such Stockholder Party, threatened in any court or arbitration forum or by or before any governmental department, commission, bureau, agency or other public body or authority involving such Stockholder Party relating to or affecting any of the transactions contemplated by this Agreement.

          3.29 Title to Shares. Such Stockholder Party is the holder of record and owns beneficially that number of Company Shares set forth opposite his name in the Disclosure Letter. At the Closing, such Stockholder Party will own the Company Shares set forth in the Disclosure Letter free and clear of all liens, security interests, encumbrances and restrictions, other than restrictions contemplated by this Agreement. Except as set forth in the Disclosure Letter, no Stockholder Party is a party to any voting trust, proxy or other agreement with respect to the voting of any of such Company Shares.

     4. Additional Obligations and Covenants of the Company and the Stockholder Parties.

          Except as otherwise provided in the Disclosure Letter, the Company and, to the extent their actions or inactions can control or direct the Company, the Stockholder Parties hereby jointly and severally covenant and agree with Newpark and Newco as follows (the fulfillment of each such covenant and agreement is a condition precedent to Newpark's and Newco's obligations to consummate the Merger and issue the Newpark Shares):

          4.1  Conduct of Business.  Between the date hereof and the Closing
Date:

          4.1.1 The business of the Company shall be conducted diligently and only in the ordinary course, and the Stockholder Parties and the Company will use reasonable efforts to preserve the organization of the Company intact, to keep available to the Company its present key employees and to maintain the relationships of the Company with its suppliers, customers and others. The Company will not, without Newpark's prior written approval, increase the rate of compensation payable or to become payable to any of its officers, employees, consultants or agents over the rate being paid to them at the date hereof, except for normal merit or cost of living increases to employees other than officers of the Company.

          4.1.2 Amendment/New Plans. Without Newpark's prior written approval, except as required by applicable law, no amendment will be made to any Designated Plan, no commitment will be made to amend any Designated Plan and no commitment will be made to continue any Designated Plan or to adopt any new compensatory plan, fund or program for the benefit of any employees of the Company.

          4.1.3 The Company will not, without Newpark's prior written approval, enter into any Material Contract other than in the ordinary course of business or enter into contracts with customers under conditions relating to price, terms of payment, time of performance or like matters materially different from the conditions regularly and usually specified in contracts for similar engagements from customers similarly situated.

          4.1.4 The Company will not, without Newpark's prior written approval, sell or dispose of any of its material properties or assets except for sales at fair value in the ordinary course of business.

          4.1.5 The Company will not, without Newpark's prior written approval, acquire or enter into any agreement to acquire, by merger, consolidation, purchase of stock or assets or otherwise, any business or entity.

          4.1.6 The Company will use reasonable diligence to maintain its properties in their condition as of the date of this Agreement, ordinary wear and tear excepted.

          4.1.7 The Company will continue to carry its existing insurance policies subject only to variations in amounts required by the ordinary operations of its business. At the request of Newpark and at its sole expense, the amount and scope of said insurance shall be increased by such amounts and extended to provide coverage against such risks as Newpark shall specify.

          4.2 Access and Information. Subject to the execution by Newpark of a confidentiality agreement in form and substance reasonably satisfactory to the Company, the Company and the Stockholder Parties will afford to Newpark and Newpark's counsel, accountants and other representatives reasonable access, throughout the period from the date hereof to the Closing Date, to all of the Company's properties, books, contracts, commitments, and records and shall furnish Newpark during such period with all information that Newpark reasonably may request, including copies and/or extracts of pertinent records, documents and contracts.

          4.3 Efforts to Satisfy Conditions. The Company and the Stockholder Parties agree to use reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent to Newpark's and Newco's obligations under this Agreement, to the extent that their action or inaction can control or influence the satisfaction of such conditions. Without limiting the generality of the foregoing (a) each of the Stockholder Parties agrees to vote all of the Company Shares beneficially owned by him or which he has the right to vote in favor of the Merger and (b) the Stockholder Parties and the Company will refrain from all negotiations and transactions, the consummation of which would be inconsistent with the transactions contemplated by this Agreement, including, without limitation, any transaction providing for the sale of any capital stock of the Company, any merger or other business combination involving the Company, the acquisition of a substantial equity interest in the Company by a third party or the sale of a substantial portion of the assets of the Company.

          4.4 Corporate Matters. Between the date hereof and the Closing Date, the Company will not, without Newpark's prior written approval: (a) amend its Articles of Incor-poration or Bylaws; (b) issue any shares of its capital stock; (c) issue or create any warrants, obli gations, subscriptions, options, convertible securities or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued or transferred from treasury, or (d) enter into any agreement requiring it to do any of the foregoing prohibited acts.

          4.5 No Distributions to Stockholders. Between the date hereof and the Closing Date, the Company will not, without Newpark's prior written approval: (a) declare, set aside or pay any dividend or make any distribution in respect of its capital stock; (b) directly or indirectly purchase, redeem or otherwise acquire any shares of its capital stock for consideration; (c) pay or distribute any cash or property to any Stockholder as a loan or in payment of principal of or interest on any indebtedness to any Stockholder; or (d) enter into any agreement requiring it to do any of the foregoing prohibited acts.

          4.6 Capital Expenditures. Between the date hereof and the Closing Date, the Company will not, without Newpark's prior written approval, make any commitment for capital expenditures in excess of an aggregate of $100,000.

          4.7 Indebtedness. Between the date hereof and the Closing Date, the Company will not, without Newpark's prior written approval: (a) create, incur or assume any long-term debt (including capital leases that individually involve annual payments in excess of $100,000) or, except in the ordinary course of business under existing lines of credit, create, incur or assume any short-term debt for borrowed money in excess of $25,000 in a single transaction or $100,000 in the aggregate; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (except in the ordinary course of business and consistent with past practice); (c) make any loans or advances to any Person except in the ordinary course of business and consistent with past practice; or (d) make any capital contributions to, or investments in, any Person except in the ordinary course of business and consistent with past practice.

          4.8 Information for Memorandum. The Company will furnish to Newpark all information concerning the Company reasonably requested by Newpark for inclusion in a private placement memorandum (the "Memorandum") to be furnished to the Stockholders prior to their vote on the Merger. The Company will use reasonable efforts to facilitate the qualification of the issuance of the Newpark Shares in connection with the Merger under Rule 506 of the "Rules and Regulations" (as defined in Section 18) and, if necessary, under the applicable Blue Sky or securities laws of the various states. The Company will not solicit approval by the Stockholders of the Merger Agreements and the Merger until Newpark authorizes it to do so or if Newpark notifies the Company that the Memorandum must be amended or supplemented prior to its use. The Company will bear all fees and disbursements of counsel to the Company and the Stockholders and the expenses of any audits of its financial statements which are incidental to the performance of its obligations under this Section and Section 4.9.

          4.9 Stockholder Approval. At the earliest practicable time, consistent with applicable state and federal law, the Company shall solicit all necessary approval by the Stockholders of the Merger Agreements and the Merger and, through its Board of Directors, shall recommend such approval by the Stockholders. The Company will furnish copies of the Memorandum to each of the Stockholders and will use diligent efforts to assist Newpark in obtaining evidence reasonably satisfactory to Newpark (i) that any Stockholder deemed by Newpark to be an "accredited investor" (as that term is defined in Rule 501 of the Rules and Regulations) is such an accredited investor, (ii) that any Stockholder who is not deemed to be such an accredited investor, either alone or with such Stockholder's qualified "purchaser representative" (as defined in Rule 501 of the Rules and Regulations), has such knowledge and experience in financial and business matters that he or she is capable of evaluating the risks and merits of an investment in Newpark Common Stock and (iii) that each Stockholder is acquiring his or her Newpark Shares in the Merger for investment and not with a view to the sale thereof other than in compliance with the requirements of the "Securities Act" (as defined in Section
18) and applicable Blue Sky laws. Upon approval of the Merger by the Stockholders, the Company shall take all other necessary corporate action required on its part hereunder to effect the closing of this Agreement and the consummation of the transactions contemplated hereby, subject to compliance by Newpark of its obligations hereunder.

          4.10 Affiliates. The Company and the Stockholder Parties shall deliver to Newpark a supplemental letter identifying all Persons who, at the time the Merger is submitted to a vote of the Stockholders, are "affiliates" of the Company for purposes of Rule 145 under the "Securities Act" (as defined in Section 18). The Company shall use reasonable efforts to cause each Person so identified to deliver to Newpark at or prior to the Effective Time a written statement, in form and substance satisfactory to Newpark, that such Person will not offer to sell, transfer or otherwise dispose of any the Newpark Shares issued to such Person pursuant to the Merger, except (a) in accordance with the applicable provisions of the Securities Act and the Rules and Regulations and
(b) until such time as financial results covering at least 30 days of combined operations of Newpark and the Company have been published within the meaning of
Section 201.01 of the Commission's Codification of Financial Reporting Policies.

          4.11 Hart-Scott-Rodino Notification. The Company will promptly file a notification form in compliance with the HSR Act, and will respond promptly to any request for additional information that it receives. The Company will furnish to Newpark copies of (a) the notification form before it is filed, (b) any request for additional information that it receives promptly after receiving it and (c) the additional information to be furnished in response to any such request before it is filed.

          4.12 Audited Financial Statements. Within four business days after the date hereof, the Company will deliver to Newpark an audited balance sheet as of October 31, 1996, and audited statements of income, stockholders' equity and cash flows for the fiscal year ended on October 31, 1996. Such financial statements shall be included in the "Financial Statements," as defined in
Section 3.5, and the representations and warranties made therein with respect to the Financial Statements shall apply to such audited financial statements.

     5. Representations and Warranties of Newpark and Newco. Newpark and Newco hereby jointly and severally represent and warrant the following (the truth and accuracy of each of which shall constitute a condition precedent to the Company's and the Stockholder Parties' obligations to consummate the Merger):

          5.1  Organization and Good Standing.

          5.1.1 Each of Newpark and Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Newpark has corporate power and authority to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it or both require qualification and failure to be so qualified would have a Material Adverse Effect. Newco has not engaged in any business.

          5.1.2 Newpark has furnished to the Company and the Stockholder Parties complete and correct copies of Newpark's and Newco's Certificate of Incorporation and Bylaws as in effect on the date hereof.

          5.2  Capital Stock.

          5.2.1 The authorized capital stock of Newpark consists of 20,000,000 shares of Common Stock, $.01 par value, of which 14,544,235 shares were issued and outstanding on February 4, 1997, and 1,000,000 shares of Preferred Stock, $.01 par value, of which no shares are issued and outstanding.

          5.2.2 The authorized capital stock of Newco consists of 1,000 shares of Common Stock, $.01 par value, of which 1,000 shares are issued and outstanding and held by Newpark on the date hereof.

          5.3 Newpark Subsidiaries. Each subsidiary of Newpark that is a "significant subsidiary," as defined in Rule 1-02(w) of Regulation S-X of the Rules and Regulations (each a "Newpark Subsidiary" and collectively the "Newpark Subsidiaries), is duly organized and in good standing under the laws of the jurisdiction in which it was incorporated or organized, has full corporate power and authority to carry on its business as now conducted by it and is entitled to own or lease and operate its properties and assets now owned or leased and operated by it. Each Newpark Subsidiary is duly qualified and in good standing as a foreign corporation or other entity in each jurisdiction where the character or location of the assets owned by it or the nature of the business transacted by it require such qualification, except where failure to be so qualified would not have a Material Adverse Effect. All shares of capital stock of and other equity interests in the Newpark Subsidiaries owned by Newpark and any Newpark Subsidiary are owned by Newpark or a Newpark Subsidiary free and clear of all liens, encumbrances and adverse claims.

          5.4 Authority. The execution and delivery of the Merger Agreements by Newpark and the consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors of Newpark, and the execution and delivery of the Merger Agreements by Newco and the consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors of Newco and by Newpark in its stockholder capacity. This Agreement has been duly executed and delivered to the Company and the Stockholder Parties and no vote of the stockholders of Newpark or further corporate action is necessary on the part of the Newpark or Newco to make this Agreement valid and binding upon Newpark and Newco in accordance with its terms, subject to the Bankruptcy Exception. The execution, delivery and performance of the Merger Agreements by Newpark and Newco are not contrary to the Articles of Incorporation or Bylaws of Newpark or Newco and will not result in a violation or breach of any term or provision or constitute a default or give any party a right to accelerate the due date of any indebtedness under any indenture, mortgage, deed of trust or other contract or agreement to which Newpark or Newco are parties or by which Newpark or Newco are bound.

          5.5 Newpark Reports. Newpark has delivered to the Company and the Stockholder Parties copies of (a) Newpark's Annual Report on Form 10-K for the years ended December 31, 1993, 1994 and 1995, (b) Newpark's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, (c) Newpark's definitive Proxy Statement dated May 1, 1996, for its Annual Meeting of Stockholder Parties held on June 12, 1996, and (d) Newpark's final Prospectus dated August 6, 1996, with respect to a public offering of its common stock. All of said documents and all periodic reports filed by Newpark with the Commission after the date hereof are called the "Newpark Reports" herein. The Newpark Reports have been or will be duly and timely filed with the Commission and are or will be when filed in compliance with the Rules and Regulations. As of their respective dates, none of the Newpark Reports contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          5.6  Newpark Financial Statements.    The financial statements
contained in the Newpark Reports (the "Newpark Financial Statements") filed on or before the date hereof have been prepared in accordance with the books and records of Newpark and its subsidiaries and in accordance with generally accepted accounting principles consistently applied during the periods indicated, all as more particularly set forth in such financial statements and the Notes thereto. Each of the balance sheets included in the Newpark Financial Statements presents fairly as of its date the consolidated financial condition and assets and liabilities of Newpark and its subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the Notes thereto), Newpark (including its subsidiaries) did not have, as of the dates of such balance sheets, any material liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles. The consolidated statements of earnings and stockholders' equity and consolidated statements of changes in financial position included in the Newpark Financial Statements present fairly the results of operations and changes in financial position of Newpark and its subsidiaries for the periods indicated.

          5.7 No Litigation. Except as disclosed in the Newpark Reports or omitted therefrom in accordance with the Rules and Regulations: (a) there are no actions, suits or proceedings (whether or not purportedly on behalf of Newpark or any Newpark Subsidiary) pending or, to the "knowledge of Newpark" (as defined in Section 18), threatened against or affecting the Newpark or any Newpark Subsidiary, at law or in equity or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind; and (b) to the best of the knowledge of Newpark, neither Newpark nor any Newpark Subsidiary is in default with respect to any judgment, order, writ, injunction, decree, award of any court, arbitrator, governmental department, commission, bureau, board, agency or instrumentality.

          5.8 Newpark Benefit Plans. Newpark has provided to the Company and the Stockholder Parties a true and complete copy of the ERISA summary plan description and any other summary of plan provisions provided to participants or beneficiaries, if applicable, for each Plan or Benefit Arrangement (as defined in Section 3.15.1, substituting "Newpark" for "the Company") maintained by Newpark.

          5.9  Environmental Matters.

          5.9.1 Newpark and the Newpark Subsidiaries have complied in all material respects with all Hazardous Materials Laws applicable to its properties and business. Neither Newpark nor, to the best of Newpark's knowledge, any Newpark Subsidiary has received any complaint, order or similar notice that it is not in compliance with any Hazardous Materials Laws or that any public authority is investigating its compliance with any Hazardous Materials Laws, except as disclosed in the Newpark Reports or omitted therefrom in accordance with the Rules and Regulations and except for routine inspections and investigations in connection with applications by Newpark and the Newpark Subsidiaries for additional permits or authorizations. Newpark has no knowledge of any material violation of any Hazardous Materials Laws on or about its properties or the properties of any Newpark Subsidiary.

          5.9.2 Except as disclosed by Newpark in writing to Stockholder Parties, all Hazardous Materials generated or transported by Newpark and the Newpark Subsidiaries have been transported, stored, treated and disposed of by carriers or treatment, storage and disposal facilities authorized or maintaining valid permits under all applicable Environmental Laws, except as would not have a Material Adverse Effect.

          5.9.3 Except as disclosed by Newpark in writing to the Stockholder Parties, neither Newpark nor any of the Newpark Subsidiaries have been named as a Potentially Responsible Party in any site listed on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act or any similar state law.

          5.10 Absence of Certain Changes. Since September 30, 1996, there has not been any material adverse change in the results of operations, financial condition, liquidity, assets, properties or business of Newpark and its subsidiaries, taken as a whole.

          5.11 Consents. Except for compliance with the HSR Act, no authorizations, approvals or consents of any governmental department, commission, bureau, agency or other public body or authority are required for consummation by Newpark and Newco of the transactions contemplated by the Merger Agreements, except such qualifications as may be required under state securities or Blue Sky laws relating to the Newpark Shares.

          5.12 No Material Misstatements or Omissions. No representation or warranty by Newpark and Newco in this Agreement, and no document, certificate, exhibit or schedule furnished or to be furnished to the Company and the Stockholder Parties and, in the case of the

Memorandum, to the Stockholders, pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements or facts contained therein not misleading.

          5.13 Permits and Licenses. Newpark and the Newpark Subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their business in all material respects as described in the Newpark Reports, and Newpark and the Newpark Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders relating to their businesses, except where failure to have any such license, franchise, permit or authorization or failure to comply with any such laws, rules, regulations and orders would not have a Material Adverse Effect. The execution and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of or constitute a default under any law, rule or regulation, order, writ, injunction or decree of any court or other governmental agency or instrumentality applicable to Newpark or the Newpark Subsidiaries where such violation or default would have a Material Adverse Effect.

          5.14 No Labor Problems. Except as disclosed in the Newpark Reports, neither Newpark nor any Newpark Subsidiary has been charged with any unresolved unfair labor practices. Except as disclosed in the Newpark Reports, there are no material controversies pending or, to the best knowledge of Newpark, threatened between Newpark or any Newpark Subsidiary and any of its employees. Except as disclosed in the Newpark Reports, Newpark and each Newpark Subsidiary has complied in all material respects with all laws relating to wages, hours, collective bargaining and similar employment matters the noncompliance with which would have a Material Adverse Effect, and Newpark and each Newpark Subsidiary has paid all social security and similar Taxes that are due and payable and is not liable for any arrears or wages or any Taxes or material penalties for failure to comply with any of the foregoing.

     6.   Additional Obligations and Covenants of Newpark and Newco.

          Newpark and Newco, jointly and severally, hereby covenant and agree with the Stockholder Parties and the Company as follows (the fulfillment of each such covenant and agreement is a condition precedent to the Company's and the Stockholder Parties's obligations to consummate the Merger):

          6.1 Efforts. Newpark and Newco agree to use reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent to the Company's and the Stockholder Parties's obligations under this Agreement, to the extent that their action or inaction can control or influence the satisfaction of such conditions.

          6.2 Access and Information. Subject to the execution by the Company and the Stockholder Parties of a confidentiality agreement in form and substance reasonably satisfactory to Newpark, Newpark will afford to the Stockholder Parties and the Company and their counsel, accountants and other representatives reasonable access, throughout the period from the date hereof to the Closing Date, to all of the Newpark's properties, books, contracts, commitments, and records and shall furnish the Stockholder Parties and the Company during such period with all information that the Stockholder Parties and the Company reasonably may request, including copies and/or extracts of pertinent records, documents and contracts.

          6.3 Issuance and Listing of Stock. Newpark has reserved for issuance, and, as and when required by the provisions of the Merger Agreements, will issue the Newpark Shares, and the Newpark Shares, when so issued, will be validly issued, fully paid and nonassessable. Newpark will use its best efforts to list the Newpark Shares on the New York Stock Exchange.

          6.4 Exemption for Issuance of Newpark Shares. Newpark will use diligent efforts to qualify the issuance of the Newpark Shares in connection with the Merger under Rule 506 of the Rules and Regulations and, if necessary, to qualify the issuance thereof pursuant to all applicable state securities or Blue Sky laws. Newpark will prepare the Memorandum in accordance with the informational requirements of Regulation D of the Rules and Regulations.
Newpark will furnish to the Company copies of the Memorandum, which the Company shall use in connection with the solicitation of the approval of the Stockholders referred to in Section 4.9. In addition, Newpark will make available to each Stockholder prior to the vote on the Merger the opportunity to ask questions and receive answers concerning the terms and conditions of the Merger and to obtain any additional information that Newpark is required to furnish under Regulation D of the Rules and Regulations. Except as provided in the last sentence of Section 4.8, all expenses incident to the preparation of the Memorandum and the qualification or registration of the Newpark Shares under the securities or Blue Sky laws of any state or other jurisdiction shall be borne by Newpark.

          6.5 Hart-Scott-Rodino Notification. Newpark will promptly file a notification form in compliance with the HSR Act and will respond promptly to any request for additional information that it receives. Newpark will furnish to the Company copies of (a) the notification form before it is filed, (b) any request for additional information that it receives promptly after receiving it and (c) the additional information to be furnished in response to any such request before it is filed.

          6.6 Continuing Employees. Each employee of the Company who continues immediately after the Effective Time as an employee of the Company, Newpark, or any of its subsidiaries ("Continuing Employee") shall be treated under Newpark's compensation, benefit plans and employment policies and practices on a basis which Newpark deems no less favorable than an employee of Newpark who performs comparable duties and responsibilities for Newpark on an equally satisfactory basis. Each Continuing Employee shall receive service credit for all purposes (including, but not limited to, vesting, eligibility and benefit accrual) under Newpark's "Benefit Plans" (as defined in Section 3.15.1, substituting "Newpark" for "the Company") and under any Benefit Plan adopted in the future for service completed with the Company as if such service had been completed with Newpark except that (a) no such employee shall receive such past service credit under a future Benefit Plan except on the same basis that Newpark's employees also receive past service credit under such plan, and (b) no such past service credit will be provided under a plan if the Internal Revenue Service determines that such credit would adversely affect the tax qualified status of such plan under
Section 401 of the Code.

     7.   Conditions to Each Party's Obligations.

          The respective obligations of each party to consummate the Merger under this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions except to the extent the parties may waive any of such conditions in writing:

          7.1 Securities Laws. All applicable Blue Sky and state securities laws shall have been complied with in connection with the issuance of the Newpark Shares, and no stop order suspending the qualification or registration of the Newpark Shares under the Blue Sky laws of any jurisdiction shall have been issued and no proceeding for that purpose shall have been initiated or shall be threatened by the authorities of any such jurisdiction.

          7.2 Company Stockholder Approval. The Merger and this Agreement shall have been approved at the stockholders' meeting of the Company duly called and held in accordance with the TBCA by the holders of a majority (or such greater percentage as the TBCA may require) of the Company Stock outstanding and entitled to vote thereon.

          7.3 Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filing of the Articles of Merger, the Delaware Certificate of Merger and any other documents required to be filed at or after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect following the Effective Time.

          7.4 HSR Act. Early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act.

          7.5 Injunction. At the Effective Time there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the Merger may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

          7.6 Tax Opinion. The Stockholders, the Company and Newpark shall each have received a written opinion of Ervin, Cohen & Jessup LLP, in form and substance reasonably satisfactory to the Stockholder Parties, the Company and Newpark (the "Tax Opinion"), to the effect that, for federal income tax purposes, (a) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, (ii) no gain or loss will be recognized by the Stockholders upon the receipt by them of Newpark Shares pursuant to the Merger, (c) the tax basis of Newpark Shares received pursuant to the Merger by a Stockholder will be the same as the tax basis of the Company Shares surrendered in exchange for such Newpark Shares, and (d) the holding period for Newpark Shares received in the Merger by a

Stockholder will include the holding period during which the Company Shares surrendered in exchange therefor were held. In connection with such tax opinion, Ervin, Cohen & Jessup LLP shall be entitled to rely upon representations as to certain facts and circumstances and to make such assumptions as are customary in similar tax opinions, and such representations and assumptions shall be confirmed by certificates signed by responsible officers of the Company and Newpark.

          7.7 Pooling. The Company and Newpark shall have been advised in writing, as of the Effective Time, by Deloitte & Touche LLP that, in accordance with generally accepted accounting principles, the Merger qualifies to be treated as a "pooling of interests" for accounting purposes.

          7.8 Listing of Newpark Shares. The Newpark Shares shall have been listed on the New York Stock Exchange, subject to official notice of issuance.

     8.   Conditions Precedent to Obligations of Newpark and Newco.

          The obligations of Newpark and Newco to consummate the Merger and issue the Newpark Shares are subject to the satisfaction of each of the additional following conditions at or prior to the Closing, unless waived in writing by Newpark:

          8.1 Investigation of the Company. Newpark shall have made an investigation of the business, properties (tangible and intangible), products, customers, plants, contracts and financial condition of the Company and shall have been satisfied with the results of such investigation. This condition shall be deemed satisfied unless Newpark notifies the Company in writing within fifteen (15) days of the date hereof that it is dissatisfied with the results of such investigation.

          8.2 Accuracy of Warranties and Representations. The representations and warranties of the Company and the Stockholder Parties herein shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect, except as to transactions permitted herein or to which Newpark may have consented in writing and changes occurring in the ordinary course of business after the date of this Agreement and not materially adversely affecting the Company, or its properties, prospects, or financial condition, as though such representations and warranties had been made on and as of the Closing Date, and the Company and the Stockholder Parties shall have performed in all material respects all covenants required by this Agreement to be performed by them at or prior to the Closing.

          8.3 Authorization of Merger. All corporate action necessary by the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

          8.4 No Material Adverse Change. There shall have been no changes after the date of this Agreement in the results of operations, assets, liabilities, financial condition or affairs of the Company which have had a Material Adverse Effect on the Company.

          8.5 Officers' Certificate. The Company and the Stockholder Parties shall have delivered to Newpark a certificate, dated the Closing Date, executed by the President and the Chief Financial Officer of the Company and by each of the Stockholder Parties, individually, stating that, to the best knowledge of each, (a) all the representations and warranties of the Company and the Stockholder Parties contained in this Agreement are true and accurate, (b) all of the conditions precedent to the obligations of Newpark and Newco hereunder have been fulfilled and (c) the Company and the Stockholder Parties have duly performed all obligations and covenants to be performed by them hereunder.

          8.6 Material Contracts. The Company shall have received consents to assignment of all Material Contracts or written waivers of the provisions of any Material Contracts requiring the consents of third parties as set forth in the Disclosure Letter.

          8.7 Dissenters. Holders of not more than 5% of the Company Shares shall have elected to exercise appraisal rights under the TBCA and shall have not voted in favor of the Merger.

          8.8 Opinion of the Company's Counsel. Newpark and Newco shall have received an opinion of Farnsworth & vonBerg, counsel to the Company, dated the Closing Date, substantially in the form attached hereto as Exhibit 8.8., and an opinion from each counsel to the Stockholder Parties, dated the Closing Date, substantially in the form attached hereto as Exhibit 8.8(a).

          8.9 Suitability of Financial Statements. Newpark shall have been advised in writing by Deloitte & Touche LLP (a copy of which shall be sent to the Company and the Stockholder Parties) that the Company Financial Statements can be audited in accordance with generally accepted auditing standards without unreasonable expense and that, when audited, they will be suitable or readily adaptable for incorporation in registration statements and annual and other reports to be filed by Newpark with the Commission.

          8.10 Other Legal Matters. All legal matters in connection with this Agreement and the transactions contemplated hereby shall have been approved by counsel for Newpark, and there shall have been furnished to such counsel by the Company certified copies of such corporate records of the Company (including Board of Directors and stockholder resolutions approving the Merger Agreements) and copies of such other documents as such counsel may reasonably have requested for such purpose.

          8.11 Amendment of Shareholder Agreement. All agreements among the stockholder of the Company or any group thereof shall have been amended to provide that Newpark is not bound by any agreement among the stockholder parties thereto contained therein.

     9. Conditions Precedent to Obligation of the Company and the Stockholder Parties.

          The obligations of the Company and the Stockholder Parties to consummate the Merger are subject to the satisfaction of each of the following additional conditions at or prior to the Closing, unless waived in writing by the Stockholder Parties:

          9.1 Accuracy of Warranties and Representations. The representations and warranties of Newpark and Newco contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and Newpark and Newco shall have performed in all material respects all of the covenants required by this Agreement to be performed by them on or before the Closing.

          9.2 Authorization of Merger. All corporate action necessary by Newpark and Newco to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

          9.3 No Material Adverse Change. There shall have been no changes after the date of this Agreement in the results of operations, assets, liabilities, financial condition or affairs of Newpark and the Newpark Subsidiaries which have had a Material Adverse Effect on Newpark.

          9.4 Officers' Certificate of Newpark. Newpark shall have delivered to the Company and the Stockholder Parties a certificate dated the Closing Date, executed by the President and Chief Financial Officer of Newpark and stating that, to the best knowledge of each, (a) all the representations and warranties of the Newpark and Newco contained in this Agreement are true and accurate, (b) all of the conditions precedent to the obligations of the Company and the Stockholder Parties hereunder have been fulfilled and (c) Newpark and Newco have duly per formed all obligations and covenants to be performed by them hereunder.

          9.5 Opinion of the Newpark's Counsel. The Company and the Stockholder Parties shall have received an opinion of Ervin, Cohen & Jessup LLP, dated the Closing Date, substantially in the form attached hereto as Exhibit 9.5.

          9.6 Other Legal Matters. All legal matters in connection with this Agreement and the transactions contemplated hereby shall have been approved by counsel for the Company and the Stockholder Parties, and there shall have been furnished to such counsel by Newpark certified copies of such corporate records of Newpark (including Board of Directors resolutions approving the Merger Agreements) and copies of such other documents as such counsel may reasonably have requested for such purpose.

     10.  Closing.

          The closing ("Closing") of the transactions covered by this Agreement shall take place at 10:00 a.m., on February 28, 1997, at the offices of Newpark, 3850 North Causeway, Suite 1770, Metairie, LA 70002. Regardless of the actual time of the Closing, the Closing shall be deemed to have occurred effective at the opening of business on the day the Closing occurs. In the event that the conditions specified in this Agreement have not been fulfilled by that date, any party may postpone the Closing for the minimum reasonably necessary period or periods, in any event not exceeding an aggregate of 45 days, by written notice to the other parties. Any party exercising such right shall deliver written notice to the other parties specifying in reasonable detail the condition which has not been fulfilled, and the other parties will have the right to cure or correct the matter within the 45-day period. The term "Closing Date" herein shall mean the last date fixed by mutual agreement or otherwise under this Section.

     11.  Survival of Representations.

          All representations and warranties made by the Company or Newco under or in connection with this Agreement shall terminate at the Effective Time and shall be of no further force or effect thereafter. All representations, warranties and indemnifications made by Stockholder Parties or Newpark under or in connection with this Agreement (including any representations and warranties set forth in the certificates delivered pursuant to Sections 8.5 and 9.4) shall survive the Closing until the earlier to occur of (a) one year after the Effective Time and (b) the date when Newpark's independent accountants issue an audit report on their audit of the financial statements containing combined operations of Newpark and the Company for the period ending December 31, 1997.
A party hereto shall have no liability or obligation for any misrepresentation by it or breach of its warranties unless written notice thereof is given to such party within the applicable survival period for such representation or warranty setting forth in reasonable detail and specifying the nature of the claim being asserted. The provisions of this Section and Section 13.3.3 apply only to claims arising under this Agreement and do not affect any other claims that any party may have at any time against any other party.

     12.  Post-Closing Covenants.

          12.1 Cooperation and Assistance. Upon request, each of the parties hereto shall cooperate with the other to the extent reasonably requested, at the requesting party's expense, in furnishing information, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving the Stockholder Parties, the Company, Newpark or Newco which are based upon contracts, arrangements or acts of the Stockholder Parties or the Company or both which were in effect or occurred on or prior to the Closing.

          12.2 Access to Records. The Stockholder Parties shall be entitled, after the Closing, upon reasonable notice and during the regular business hours of Newpark, to have access to and to make copies of the business records of the Company which relate to periods prior to the Closing. Newpark shall retain such business records for a period of five (5) years following the Closing Date (or longer if required by Section 12.3.5 or by any applicable statute of limitations), after which time Newpark may destroy or otherwise dispose of such business records without the Stockholder Parties' consent.

          12.3 Tax Matters.

          12.3.1 Control of Tax Proceedings. Whenever any taxing authority proposes any adjustment, questions the treatment of any item, asserts a claim, makes an assessment, or otherwise disputes the amount of any Taxes for any period or portion thereof ending on or before the Closing Date, which adjustment, question, claim, assessment or dispute could, if pursued successfully, result in or give rise to a claim against any Stockholder Party under this Agreement (a "Tax Claim"), Newpark shall promptly inform the Stockholder Parties in writing of such Tax Claim. The provisions of Section 13 shall apply to the handling of any Tax Claim.

          12.3.2 Current Tax Returns. The Stockholder Parties shall be responsible for the preparation of all Tax Returns of the Company for all taxable periods that end or ended on or before the Closing Date and are not required to be filed (taking into account all extensions) on or before the Closing Date. Newpark will make available to the Stockholder Parties, without charge, the services of its personnel and the personnel of the Company to assist the Stockholder Parties in the preparation of such Tax Returns. Such Tax Returns shall be reasonably satisfactory to Newpark in form and substance. Provided such Tax Returns are delivered to Newpark, in form and substance reasonably satisfactory to Newpark, at least five business days before the due dates thereof (taking into account any and all extensions), Newpark will timely file such Tax Returns or cause the Company to timely file such Tax Returns and shall timely pay or cause the Company to pay the amounts of any Taxes shown as due thereon.

          12.3.3 Refunds and Credits. Any refunds of Taxes and credits against Taxes (together in each case with any interest received or credited on or with respect to such refund or credit) attributable to any taxable period or portion thereof ending on or before the Closing Date shall be for the account of the Company; provided, however, that, to the extent that any such refund, credit or interest thereon exceeds the amount of such refund, credit or interest, if any, accrued on the books of the Company as of the Effective Time, the Stockholder Parties shall receive credit in an amount equal to the amount of such excess against any liability they may have under Section 13.

          12.3.4 Cooperation. Newpark and the Stockholder Parties shall cooperate in good faith with each other in a timely manner in the preparation and filing of any Tax Returns of the Company and the handling of any Tax Claims and other Tax matters to which this Agreement relates, other than Tax Claims and Tax matters solely involving Newpark and its Subsidiaries other than the Company. Each party shall execute and deliver such powers of attorney and make available such other documents and such personnel as are necessary to carry out the intent of this Section 12.3.4. Each party agrees to promptly notify the other parties of any such Tax Claim that does not result in Tax liability but can be reasonably expected to affect any Tax Returns of any of the other parties.

          12.3.5 Retention of Records. Newpark shall (i) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns of the Company and the handling of any Tax Claims and other Tax matters to which this Agreement relates, and (ii) give to the Stockholder Parties reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the preparation and review of such Tax Returns and the handling of any Tax Claims and other Tax matters to which this Agreement relates, to the extent necessary in connection with any Taxes to which this Agreement relates or any obligation or liability of a party under this Agreement.

          12.4 Transfer of Shares. Subject to compliance with Section 4.10 and with applicable securities laws, if any stockholder of SBM which is a partnership or a limited liability company distributes to its partners or members the Newpark Shares received by such entity pursuant to this Agreement, Newpark will issue new certificates to such partners and members reflecting such distribution, which certificates shall be legended pursuant to Section 1.3 hereof, and such shares shall be otherwise subject to the terms and provisions of this Agreement.

     13.  Indemnifications.

          13.1 Indemnification by the Stockholder Parties. Subject to the provisions of Sections 11 and 13.3, each Stockholder Party, severally, hereby agree to indemnify, defend, protect and hold harmless Newpark against all damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees) resulting from any breach of any warranty or representation made by him or it or by him or it and the Company in this Agreement. Such indemnification shall be solely the responsibility of the Stockholder Parties, and they shall not have any right to recover any portion of their liability from the Company, whether by right of indemnification, contribution or otherwise.

          13.2 Indemnification by Newpark. Subject to the provisions of Sections 11 and 13.3, Newpark hereby agrees to indemnify, defend, protect and hold harmless the Stockholders against all damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees) resulting from any breach of any warranty or representation made by Newpark and Newco in this Agreement. The rights to such indemnification shall accrue solely to the Stockholders, and the Company shall have no interest therein.

          13.3 Indemnification Procedures and Limitations. The following provisions shall apply to all indemnification and hold harmless provisions of this Agreement:

          13.3.1 No party shall be required to indemnify another pursuant hereto unless the party seeking indemnification (the "Indemnitee") shall, with reasonable promptness, provide the other party (the "Indemnitor") with copies of any claims or other documents received and shall otherwise make available to the Indemnitor all material relevant information. The Indemnitor shall have the right to defend any such claim at its expense, with counsel of its choosing, and the Indemnitee shall have the right, at its expense, using counsel of its choosing, to join in the defense of any such claim. The Indemnitee's failure to give prompt notice or to provide copies of documents or to furnish relevant data shall not constitute a defense in whole or in part to any claim by the Indemnitee against the Indemnitor except to the extent that such failure by the Indemnitee shall result in a material prejudice to the Indemnitor.

          13.3.2 Except as hereinafter provided, neither party shall settle or compromise any such claim unless it shall first obtain the written consent of the other, which shall not be unreasonably withheld or delayed. The foregoing notwithstanding, if suit shall have been instituted against the Indemnitee and the Indemnitor shall have failed, after the lapse of a reasonable time after written notice to it of such suit, to take action to defend the same, the Indemnitee shall have the right to defend the claim (without limiting the right of the Indemnitor to participate in the defense) and to charge the Indemnitor with the reasonable cost of any such defense, including reasonable attorneys' fees, and the Indemnitee shall have the right, after notifying but without consulting the Indemnitor, to settle or compromise such claim on any terms reasonably approved by the Indemnitee.

          13.3.3 Neither Newpark nor the Stockholder Parties shall have any liability for breach or warranty or representation hereunder except to the extent that the amount of all valid claims for breach of warranty or representation against it or him hereunder exceeds an aggregate of $200,000. In no event shall the liability of any of the Stockholder Parties for any breach of warranty or representation hereunder exceed $1,000,000. To the fullest extent permitted by law, and to the extent the Stockholder Party continues to own shares of Newpark Common Stock, each Stockholder Party shall satisfy his liability hereunder by delivering to Newpark some or all of such Newpark Shares, valued at their Market Value as of the date of delivery, and Newpark shall satisfy its liability by issuing additional Newpark Shares valued at their Market Value as of the date of issuance. Nothing contained herein shall relieve any of the Stockholder Parties or Newpark of any liability he or it may have for any intentional breach of representation or warranty.

          13.3.4 The amount of any damage, loss, liability, cost or expense claimed by Newpark against any Stockholder Party hereunder shall be reduced by any net Tax benefit or other benefit actually realized or received by Newpark and its subsidiaries attributable to such damage, loss, liability, cost or expense or derived therefrom in the same or any past or subsequent taxable period, and increased to the extent necessary to take into account any Tax actually incurred by Newpark as a result of the realization or receipt of any payment from such Stockholder Party and any such other benefit.

          13.3.5   The rights and obligations of the parties under this
Article 13 shall be the exclusive rights and obligations of the parties with respect to any breach of any representation, warranty or covenant in this Agreement and shall be in lieu of any other rights or remedies to which the party entitled to indemnification hereunder would otherwise be entitled as a result of such breach under this Agreement.

          13.4 Dispute Resolution; Arbitration.

          13.4.1 The parties desire to finally resolve any and all issues and disputes arising out of or related to this Agreement or its alleged breach as promptly as practicable and, in any event, before Newpark's independent accountants issue an audit report on their audit of the financial statements containing combined operations of Newpark and the Company for the period ending December 31, 1997. Newpark and the Stockholder Parties shall first attempt diligently to resolve any such issue or dispute. They may, if they desire, attempt to mediate the dispute and shall, if they choose, do so in accordance with the Commercial Mediation Rules of the American Arbitration Association ("AAA"), either as written or as modified by mutual agreement. A written agreement to undertake mediation may be made at any time. If arbitration proceedings have been instituted, they shall be stayed until the mediation process is terminated. Any dispute arising out of or related to this Agreement or its alleged breach that cannot be resolved by mutual agreement (including mutually agreed mediation) shall be resolved exclusively by final and binding arbitration, conducted as expeditiously as possible in the City of Houston, Texas, in accordance with the provisions of this Agreement and, to the extent not inconsistent with such provisions, the Commercial Arbitration Rules of the American Arbitration Association. To the extent lawful, the arbitrators, in their discretion, may shorten any time periods or notice periods specified by law, in the interest of timely completing arbitration and issuing their award.

          13.4.2 The Stockholder Parties, as one party, or Newpark may initiate arbitration of a dispute by giving the other party written notice of arbitration, which shall specify with reasonable detail (a) the issue in dispute, (b) the claims asserted and (c) the remedy sought by the party invoking arbitration. The arbitration shall be conducted before a single neutral arbitrator if the parties are able to agree on one arbitrator. If they are unable so to agree and do not agree otherwise, arbitration shall be conducted by a panel of three neutral arbitrators. None of the arbitrators shall be affiliated in any way with either of the parties or have any direct or indirect financial interest in the outcome of the arbitration. If the parties fail to reach agreement upon a single arbitrator within 10 business days following receipt by one party of the other party's notice of arbitration, the initiating party shall submit in writing to the other party the name of a neutral arbitrator selected by the initiating party. Within 10 business days after such name is submitted, the other party shall submit to the initiating party in writing the name of a neutral arbitrator selected by such other party and may submit an answering statement. Within 20 days after appointment of the second arbitrator, the two arbitrators appointed by the parties shall select a third neutral arbitrator; the three arbitrators so selected shall finally resolve the dispute. If the two arbitrators appointed by the parties fail before the end of said 20 day period to agree on a third arbitrator, the Judicial District Court of Harris County, Houston Division shall, upon the filing of a petition by any of the parties hereto select the third arbitrator from a list of five individuals obtained by the Court from the Houston Office of the American Arbitration Association. If the non-initiating party shall fail to appoint an arbitrator within 20 days after the name of the arbitrator selected by the initiating party is submitted, the arbitrator appointed by the initiating party shall be empowered to proceed to arbitrate and determine the matter in controversy as the sole arbitrator. All references to "the arbitrators" in the following Sections shall be deemed to refer to the sole arbitrator, if there is only one arbitrator. The arbitrators shall, at the earliest possible date, set dates for a hearing and establish any pre-hearing conferences or procedural schedules that the arbitrators deem appropriate. The arbitrators may authorize depositions and issue subpoenas and make other decisions provided for in Section
13.4.3 below. All decisions of the arbitrators shall be by a majority of the arbitrators, unless the parties agree otherwise.

          13.4.3 It is the mutual intention of the parties that discovery, if any, shall be limited in nature and scope and, to the extent possible, shall be handled informally and by agreement. Any dispute regarding discovery shall be submitted promptly to the arbitrators and shall be resolved by them. If necessary, any decision of the arbitrators respecting discovery may be enforced by any court of competent jurisdiction in the same manner as a final award under this Section, including an order for specific performance.

          13.4.4 The arbitrators shall diligently, expeditiously and in good faith decide the matter under consideration in accordance with the laws of the State of Texas, excluding its choice of law rules. The arbitrators shall use their best efforts to make their award before the expiration of the period specified in the introduction to Section 13.4.1. If there is only one arbitrator, his decision shall be final, conclusive and binding on all parties; if there are three arbitrators, the agreed decision of any two of them shall be final, conclusive and binding on all parties. The arbitrators shall prepare an award in writing which reflects the final decision of the arbitrators and a copy of such award shall be delivered to each party to the arbitration. Judicial confirmation of the decision of the arbitrators shall be sought only in the Judicial District Court of Harris County, Houston Division.

          13.4.5 The arbitrators' compensation shall be agreed upon by the parties and the arbitrators. The terms of compensation for each of the arbitrators shall be identical. Newpark, on the one hand, and the Stockholder Parties (in proportion to their interest), on the other hand, shall share equally the cost of the arbitration proceedings, including the fees and expenses of the arbitrators and the cost of the stenographic record, provided that the arbitrators shall have discretion to charge such costs to the parties in such different proportions as they determine to be appropriate.

          13.4.6 If any other provision of this Agreement should be or become invalid or unenforceable by force of law, the provisions of this Section
13.4 shall not be affected but shall remain in full force and effect. Any obligation to arbitrate which is established by this Section shall remain in full force and effect. Any obligation to arbitrate which is established by this Section shall not be extinguished upon the termination or expiration of this Agreement but shall survive that event.

     14.  Destruction of Assets.

          All risk of loss with respect to the assets and business of the Company shall be borne by the Company until the Closing to the extent set forth in this Section 14. If on the Closing Date any assets of the Company shall have suffered loss or damage on account of fire, flood, accident, act of war, civil commotion, or any other cause or event beyond the reasonable power and control of the Company (whether or not similar to the foregoing) to an extent which materially affects the value to Newpark of the Company Shares, Newpark shall have the right at its election to complete the acquisition (in which event, as Newpark's sole and exclusive remedy with respect to the consequences of such loss or damage, all claims of the Company with respect to such loss or damage and all insurance proceeds arising therefrom shall be for the account of Newpark), or, if it does not so elect, it shall have the right, which shall be in lieu of any other right or remedy whatsoever, to terminate this Agreement.
In the latter event, all parties shall be released from liability hereunder.

     15.  Termination.

          In addition to any party's right to terminate this Agreement if any condition precedent to its obligations is not satisfied on the Closing Date, subject to the provisions of this Agreement relating to the postponement of the Closing Date, either Newpark or the Company and the Stockholder Parties may forthwith terminate this Agreement: (a) subject to clause (b) below, without liability to the other of them if a bona fide action or proceeding (by and at the sole instance of a party or parties not an Affiliate or Affiliates of Newpark or the Company) shall be pending against either party on the Closing Date wherein an unfavorable judgment, decree or order would prevent or make unlawful the carrying out of the transactions contemplated by this Agreement; or (b) without prejudice to other rights and remedies which either party may have, if a material default shall be made by the other of them in the observance or in the due and timely performance of its covenants and agreements herein contained, or if there shall have been a material breach of the warranties and representations herein contained.

     16.  Notices.

          Any and all notices, demands, requests or other communications hereunder shall be in writing and shall be deemed duly given when personally delivered to or transmitted by overnight express delivery or by facsimile to and received by the party to whom such notice is intended, or in lieu of such personal delivery or overnight express delivery or facsimile transmission, 48 hours after deposit in the United States mail, first-class, certified or registered, postage prepaid, return receipt requested, addressed to the applicable party at the address provided below. The parties may change their respective addresses for the purpose of this Section 16 by giving notice of such change to the other party in the manner which is provided in this Section 16.

Stockholder Parties             Sampey Bilbo Meschi Drilling Fluids
or the Company:                  Management, Inc.
                                15810 Park Ten Place, Suite 300
                                Houston, Texas 77084
                                Facsimile No.: (281) 578-1852

                                With a copy to:

                                Fran vonBerg, Esq.
                                Farnsworth & vonBerg
                                333 North Sam Houston Parkway
                                Suite 300
                                Houston, Texas 77060
                                Facsimile No.: (281) 931-6032

Newpark or Newco:               c/o Newpark Resources, Inc.
                                3850 North Causeway, Suite 1770
                                Metairie, LA 70002
                                Facsimile No.:  (504) 833-9506

                                With a copy to:

                                Bertram K. Massing, Esq.
                                Ervin, Cohen & Jessup LLP
                                9401 Wilshire Boulevard, 9th Floor
                                Beverly Hills, CA  90212
                                Facsimile No.:  (310) 859-2325

     17.  Assignment.

          Rights hereunder shall not be assignable and duties hereunder shall not be delegable by the Company, the Stockholder Parties, Newpark or Newco without the prior written consent of the other; consent may be withheld for any reason or without reason. Nothing contained in or implied from this Agreement is intended to confer any rights or remedies upon any Person other than the parties hereto and their successors in interest and permitted assignees, unless expressly stated herein to the contrary.

     18.  Certain Definitions.

          As used herein, the following terms (whether used in the singular or the plural) have the following meanings:

          "Affiliate" or "affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person and, without limiting the generality of the foregoing, includes (a) any director or officer of such Person or of any Affiliate of such Person, (b) any such director's or officer's Family Members, (c) any group, acting in concert, of one or more of such directors, officers or Family Members, and (d) any Person controlled by any such director, officer, Family Member or group which beneficially owns or holds 50% or more of any class of equity securities or profits interest. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

          "Bankruptcy Exception" means the limitation on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, whether enforcement is sought in equity or at law.

          "Closing Value" means the average of the closing prices of Newpark's Common Stock on the New York Stock Exchange, as reported in The Wall Street Journal, for the ten trading days immediately preceding the third trading day prior to the Closing Date.

          "Commission" means the U.S. Securities and Exchange Commission.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Family Member" means, in the case of a Person who is an individual, any parent, spouse or lineal descendant (including legally adopted descendants) of such Person, or the spouse of any such descendant.

          "Hazardous Material Laws" means any and all federal, state and local laws in effect at or before the Effective Time that relate to or impose liability or standards of conduct concerning the environment, as now or hereafter in effect and as have been or hereafter may be amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. (S) 9601, et seq.), the Hazardous Materials Transportation Act (42 U.S.C. (S) 1802, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901, et seq.), the Federal Water Pollution Control Act (33 U.S.C. (S) 1251, et seq.), the Toxic Substances Control Act (14 U.S.C. (S) 2601, et seq.), the Clean Air Act (42 U.S.C., (S) 7901 et seq.), the National Environmental Policy Act (42 U.S.C. (S) 4231, et seq.), the Refuse Act (33 U.S.C. (S) 407, et seq.), the Safe Drinking Water Act (42 U.S.C. (S) 300(f), et seq.), and all rules, regulations, codes, ordinances and guidance documents promulgated or published thereunder, and the provisions of any licenses, permits, orders and decrees issued pursuant to any of the foregoing.

          "Hazardous Materials," means any flammable explosives, radioactive materials, asbestos, compounds known as polychlorinated byphenyls, chemicals now known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under the Hazardous Materials Laws.

          "Knowledge of the Company" (and similar terms such as "to the best of the knowledge of the Company") means the actual knowledge of the Stockholder Parties or any other executive officer of the Company obtained without investigation other than through the exercise of such person's normal duties.

          "Knowledge of Newpark" (and similar terms such as "to the best of the knowledge of Newpark") means the actual knowledge of any executive officer of Newpark obtained without investigation other than through the exercise of such person's normal duties.

          "Market Value" means the average of the closing prices of Newpark's Common Stock on the New York Stock Exchange, as reported in The Wall Street Journal, for the ten trading days immediately preceding the third trading day prior to the date of determination.

          "Material Adverse Effect" means a material adverse effect on the financial condition, results of operations, business or prospects of the entity referred to (i.e., the Company or Newpark) and its subsidiaries (i.e., the Newpark Subsidiaries), taken as a whole.

          "Permitted Lien(s)" means (a) all liens and encumbrances disclosed in the Disclosure Letter, (b) landlords', mechanics', carriers', workers' and similar statutory liens arising in the ordinary course of business for sums not delinquent, for which adequate reserves or other appropriate provisions have been made in the Company Financial Statements, (c) deed restrictions and similar exceptions to clear title not incurred in connection with indebtedness that do not materially impair the existing use or materially detract from the value of the assets or property subject thereto, and (d) liens for current Taxes and assessments not yet delinquent and Taxes and assessments the validity of which are being contested in good faith by appropriate proceedings, for which adequate reserves or other appropriate provisions required by generally accepted accounting principles have been made in the Company Financial Statements.

          "Person" or "person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

          "Rules and Regulations" means the rules and regulations adopted by the Commission under the Securities Act and the Exchange Act.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Tax" (including with correlative meaning, the term "Taxes") means any income, gross receipts, ad valorem, premium, excise, value-added, sales, use, transfer, franchise, license, severance, stamp, occupation, service, lease, withholding, employment, payroll, premium, property or windfall profits tax, alternative or add-on-minimum tax, or other tax or assessment, together with any interest and any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

          "Tax Return" means any return, report, statement, information statement and the like required to be filed with any authority with respect to Taxes.

     19.  Applicable Law; Jurisdiction.

          The provisions of this Agreement and all rights and obligations hereunder and under all documents, instruments and agreements executed under or in connection with this Agreement shall be governed and construed in accordance with the internal laws of the State of Texas applicable to contracts made and to be wholly performed within said State.

     20.  Remedies Not Exclusive.

          Except as provided in Section 13.3.5 and Section 14, (a) no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, (b) each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, or otherwise and (c) the election of any one or more remedies by either party hereto shall not constitute a waiver of the right to pursue other available remedies.

     21.  Attorneys' Fees.

          In any litigation relating to this Agreement, including litigation with respect to any instrument, document or agreement made under or in connection with this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees.

     22. Payment of Expenses. Whether or not the Merger is consummated, Newpark will pay and be responsible for all costs and expenses incurred by Newpark and Newco in connection with this Agreement and the transactions contemplated hereby, and the Company will pay and be responsible for all costs and expenses incurred by the Company and the Stockholders in connection with this Agreement and the transactions contemplated hereby, except for personal counsel retained by individual Stockholders which shall be at their expense.

     23.  Successors and Assigns.

          All covenants, representations, warranties and agreements of the parties contained herein shall be binding upon and inure to the benefit of the parties, their respective heirs, personal representatives and permitted successors and assigns.

     24.  Counterparts.

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     25.  Headings; Severability.

          Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it. The provisions of this Agreement are severable, and, if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions, to the extent enforceable, shall nevertheless be binding and enforceable upon the parties hereto.

     26.  Amendments.

          No provision or term of this Agreement or any agreement contemplated herein between the parties hereto may be supplemented, amended, modified, waived or terminated except in a writing duly executed by the party to be charged.
This Agreement may be amended by the corporate parties hereto by or pursuant to action taken by their respective Boards of Directors at any time before or after the approval of the Merger by their stockholders, but after such approval, no amendment or modification shall be made that reduces the amount or changes the form of the consideration to be paid to Stockholders or that in any way materially adversely affects the rights of the Stockholders or Newpark without the further approval of the adversely affected Stockholders.

     27.  Waivers.

          At any time prior to the Effective Time, the parties hereto, may, to the extent legally permitted: (i) extend the time for the performance of any of the obligations or other acts or any other party; (ii) waive any inaccuracies in the representations or warranties of any other party contained in this Agreement or in any document or certificate delivered pursuant hereto; (iii) waive compliance or performance by any other party with any of the covenants, agreements or obligations of such party contained herein; and (iv) waive the satisfaction of any condition that is precedent to the performance by the party so waiving of any of its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

     28.  Entire Agreement.

          The Disclosure Letter and all schedules, exhibits and financial statements provided for herein are a part of this Agreement. This Agreement and the other agreements and documents provided for in this Agreement comprise the entire agreement of the parties and supersede all earlier understandings of the parties with respect to the subject matter hereof, except that the Confidentiality Agreement shall continue in effect in accordance with its terms. Each of the parties hereto acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, such party has relied solely on its own independent investigation and on the express written representations, warranties, and covenants in this Agreement. Without diminishing the scope of the express written representations, warranties and covenants contained in this Agreement and without affecting or impairing a party's right to rely thereon, each of the parties hereto acknowledges that the other parties have not made, AND SUCH OTHER PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY OTHER REPRESENTATIONS OR WARRANTIES EXPRESSED OR IMPLIED, RELATING TO THE ASSETS AND OPERATIONS OF THE COMPANY OR NEWPARK (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESSED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


THE COMPANY:                               NEWPARK:

SAMPEY BILBO MESCHI DRILLING               NEWPARK RESOURCES, INC.
FLUIDS MANAGEMENT, INC.


By:/s/ James A. Sampey                     By: /s/ James D. Cole
   ------------------------------             ----------------------------
   Name:  James A. Sampey                     Name:  James D. Cole
   Title: CEO                                 Title: President

NEWCO:                                     STOCKHOLDER PARTIES:


SBM ACQUISITION CORPORATION                /s/ James A. Sampey
                                           -------------------------------
                                           JAMES A. SAMPEY


By: /s/ James D. Cole                      /s/ David A. Meschi
   -------------------------------         -------------------------------
   James D. Cole, President                DAVID A. MESCHI


                                           /s/ Steve Daniel
                                           -------------------------------
                                           STEVE DANIEL


                                           /s/ Jasper N. Warren
                                           -------------------------------
                                           JASPER N. WARREN